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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                            ------------------------

                                       OF
                                       --

                           NATIONAL DATA CORPORATION
                           -------------------------


     NATIONAL DATA CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                                       1.

     The Board of Directors of the Corporation, at a meeting duly called and held on July 11, 1996, unanimously adopted resolutions approving a proposed amendment to the Certificate of Incorporation, declaring such amendment to be advisable and directing that such amendment be considered at the Annual Meeting of Stockholders of the Corporation to be held on October 24, 1996. Such resolutions approved the deletion of Section 1.1 of Article Fourth of the Certificate of Incorporation in its entirety and the substitution in lieu thereof of a new Section 1.1 of Article Fourth as follows:

          "1.1 The Corporation shall have the authority to be exercised by its Board of Directors to issue 100,000,000 shares of Common Stock of the par value of $.125 per share (the "Common Stock") and 1,000,000 shares of Preferred Stock of the par value of $1.00 per share (the "Preferred Stock")."

                                       2.

     The foregoing amendment to the Certificate of Incorporation of the Corporation was submitted to the stockholders of the Corporation for approval at the Annual Meeting of Stockholders of the Corporation duly called and held on October 24, 1996. Notice of the Annual Meeting of Stockholders was duly given in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware. The foregoing amendment was duly adopted at the Annual Meeting of Stockholders held on October 24, 1996 by the holders of a majority of the issued and outstanding shares of Common Stock of the Corporation in
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accordance with Section 242 of the General Corporation Law of the State of
Delaware.

     IN WITNESS WHEREOF, National Data Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer, this 28th day of October, 1996.

                              NATIONAL DATA CORPORATION

                              By: /s/ E. Michael Ingram
                                  ---------------------
                                  E. Michael Ingram
                                  General Counsel and Secretary

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